Exhibit 99.1

Pure Cycle Corporation Announces
Appointment of Jeffery Sheets to
Its Board of Directors

Denver, Colorado – January 21, 2020 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) (“Pure Cycle” or the “Company”) announces today that it has appointed Jeffery Sheets to its Board of Directors effective January 15, 2020. Mr. Sheets will serve until the next Annual Stockholders Meeting.

“We are very pleased to have Jeff join our talented board of directors. Jeff brings extensive business knowledge of infrastructure and commercial real estate development that will greatly benefit all of the shareholders and the Company,” commented Mark Harding, President of Pure Cycle.

About Jeff Sheets

Jeff has been a real estate development executive for over 35 years specializing in commercial real estate.  With extensive knowledge in office, retail, industrial flex development, land development, master planning and entitlements for both residential and commercial projects, land acquisitions and property assessment, Jeff will add core local real estate experience to our Company.  For the past 29 years Jeff has been a Vice President at Koelbel and Company, a private Colorado commercial and residential development company and has been involved in projects throughout the front range of Colorado.  Jeff earned an undergraduate degree from Westmont College in Santa Barbara and a master’s degree from the University of Denver.

Company Information

Pure Cycle owns land and water assets in the Denver, Colorado metropolitan area.  Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area, including the design, construction, operation and maintenance of water and wastewater systems, and operates a land development segment that is developing a master planned mixed-use community.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.